As filed with the Securities and Exchange Commission on August 31, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NAM TAI PROPERTY, INC.

(Exact name of registrant as specified in its charter)

British Virgin Islands	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Gushu Industrial Estate, Xixiang, Baoan, Shenzhen, People’s Republic of China	None
(Address of principal executive offices)	(Zip Code)

2016 Stock Option Plan

(Full title of the plan)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, NY 10017

(212) 750-6474

(Name, address and telephone number of agent for service)

Copies to:

Julian Lin

Jones Day

31st Floor, Edinburgh Tower, The Landmark

15 Queen’s Road Central

Hong Kong

(852) 3189-7282

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	3,500,000 shares	$8.485	$29,697,500	$2,991

(1)	Represents the maximum aggregate number of shares of common stock that can be awarded to or purchased by employees under the plan described herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purposes of computing the amount of the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low prices for our common stock on the Nasdaq Global Market on August 26, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing such information will be delivered to the participants in the plan covered by this registration statement as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Unless the context requires otherwise, the terms “we,” “us,” “our,” the “Company,” and similar references to refer to the registrant, Nam Tai Property, Inc., a British Virgin Islands corporation.

Item 3. Incorporation of Documents by Reference.

We incorporate herein by reference the following documents filed by us with the Securities and Exchange Commission (the “SEC”), excluding such documents or portions thereof that are not deemed “filed” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and applicable SEC rules and regulations:

(a)	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2015, filed on March 14, 2016;

(b)	Our Current Reports on Form 6-K (excluding information “furnished” on Items 2.02 and 7.01 and related exhibits unless otherwise specified) filed on February 1, 2016, March 15, 2016, March 16, 2016, April 25, 2016, May 5, 2016, May 17, 2016, June 6, 2016, June 20, 2016, and August 1, 2016;

(c)	Our Registration Statement on Form S-8, filed on August 15, 2006;

(d)	All documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold; and

(e)	Description of our common stock, par value $0.01 per share, contained in our Registration Statement on Form 8-A, filed on January 13, 2003.

The information incorporated by reference is considered to be part of this registration statement and information that we file later with the SEC will automatically update and supersede this information, as applicable. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not	applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Pursuant to our Memorandum and Articles of Association and subject to British Virgin Islands law, every director or other officer of the Company is entitled to be indemnified out of the assets of the Company against all losses or liabilities which he may sustain or incur in or about the execution of the duties of his office or otherwise in relation thereto, and no director or other officer shall be liable for any loss, damage or misfortune which may happen to, or be incurred by the Company in the execution of the duties of his office or in relation thereto, provided he acted honestly and in good faith with a view to the best interest of the Company and except for his own willful misconduct or negligence.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	2016 Stock Option Plan (incorporated by reference to our Current Report on Form 6-K filed with the SEC on May 5, 2016)

*4.2	Form of Stock Option Certificate to Purchase Common Shares for Directors and Officers

*4.3	Form of Stock Option Certificate to Purchase Common Shares for Employees and External Consultants

*5.1	Opinion of McW. Todman & Co.

*23.1	Consent of McW. Todman & Co. (included in Exhibit 5.1)

*23.2	Consent of Independent Registered Public Accounting Firm

*24.1	Power of Attorney (included on the signature page of this registration statement).

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on August 31, 2016.

NAM TAI PROPERTY, INC.

By:	/s/ M.K. Koo
Name: M.K. Koo
Title: Executive Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Nam Tai Property, Inc. hereby severally constitute and appoint M.K. Koo, attorney-in-fact for the undersigned, in any and all capacities, with the power of substitution, to sign any amendments to this registration statement (including post-effective amendments) and any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Ming Kown Koo Ming Kown Koo	Executive Chairman of the Board of Directors and Chief Financial Officer	August 29, 2016

/s/ Pi Hao Liu Pi Hao Liu	Chief Executive Officer	August 29, 2016

/s/ Peter R. Kellogg Peter R. Kellogg	Member of the Board of Directors	August 29, 2016

/s/ Wing Yan (William) Lo Wing Yan (William) Lo	Member of the Board of Directors	August 29, 2016

/s/ Charles Chu Charles Chu	Member of the Board of Directors	August 29, 2016

/s/ Mark Waslen Mark Waslen	Member of the Board of Directors	August 29, 2016

/s/ Lorne Waldman Lorne Waldman	Member of the Board of Directors	August 29, 2016

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement on August 31, 2016.

Law Debenture Corporate Services Inc. (Authorized Representative in the United States)

By:	/s/ Giselle Manon
Name:	Giselle Manon
Title:	Authorized Representative

INDEX OF EXHIBITS

Exhibit No.	Description

4.1	2016 Stock Option Plan (incorporated by reference to our Current Report on Form 6-K filed with the SEC on May 5, 2016)

*4.2	Form of Stock Option Certificate to Purchase Common Shares for Directors and Officers

*4.3	Form of Stock Option Certificate to Purchase Common Shares for Employees and External Consultants

*5.1	Opinion of McW. Todman & Co.

*23.1	Consent of McW. Todman & Co. (included in Exhibit 5.1)

*23.2	Consent of Independent Registered Public Accounting Firm

*24.1	Power of Attorney (included on the signature page of this registration statement).

*	Filed herewith